UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 17, 2009

OPEXA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Texas	001-33004	76-0333165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2635 N. Crescent Ridge Drive, The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.         Other Events.

On December 17, 2009, Opexa Therapeutics, Inc. (the “Company”) announced that it closed its previously announced sale of 2,550,000 units, each unit consisting of one share of Opexa common stock, a five-year Series A warrant to purchase 0.35 of an additional share of Opexa common stock, and a one-year Series B warrant to purchase 0.15 of an additional share of Opexa common stock.  The price of the securities sold was $2.00 per unit, for an aggregate purchase price of $5.1 million.  Pursuant to a securities purchase agreement between the Company and the investors in this offering, the warrants are exercisable at $2.55 per share and are first exercisable on June 15, 2010.  The Series A Warrants expire on June 15, 2015 and the Series B Warrants expire on June 15, 2011.

The shares and warrants were offered and sold by the Company pursuant to a base prospectus which is included in the Company’s shelf registration statement on Form S-3, as amended (Registration No. 333-163108), declared effective by the Securities and Exchange Commission (the “Commission”) on November 23, 2009 and the related prospectus supplement filed with the Commission on December 10, 2009.  The Company intends to use the net proceeds from the offering for general corporate purposes, including activities related to further clinical development of Tovaxin® and for other working capital and operational purposes. This financing increases the Company’s current cash position to approximately $9 million. Rodman & Renshaw, LLC acted as exclusive placement agent for the offering.

A copy of the press release announcing the closing of the financing is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release issued by Opexa Therapeutics, Inc. on December 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	December 17, 2009	OPEXA THERAPEUTICS, INC.

		By:	/s/ Neil K. Warma
Neil K. Warma
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Opexa Therapeutics, Inc. on December 17, 2009.